QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

Prometheus Laboratories Inc.

2008 Management Bonus Plan

Approved by the Board of Directors and/or
Compensation Committee, effective November 8, 2007

Prometheus Laboratories

2008 Management Bonus Plan

The Prometheus Laboratories 2008 Management Bonus Plan (the "Plan") is designed to offer incentive compensation to eligible employees by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Bonus Plan is intended to create an environment where participants are focused on the achievement of both corporate and departmental objectives. Cooperation between departments and individuals will be required to achieve corporate objectives. Hence, corporate objectives represent a significant portion of the Plan in order to help foster improved teamwork and a more cohesive management team.

Purpose of the Plan

The Plan is designed to:

  •
  Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value.

  •
  Reward those individuals who significantly impact corporate results.

  •
  Encourage increased teamwork among all disciplines within Prometheus (the "Company").

  •
  Incorporate an incentive program in the Company's overall compensation program to help attract and retain employees.

Plan Governance

The Plan will be governed by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board"). The President and CEO of the Company will be responsible for administration of the Plan. The Compensation Committee will be responsible for approving any incentive awards to officers of the Company and the Board of Directors will approve any incentive awards to the President and CEO.

Eligibility

Employees who may be eligible to participate in the Plan shall be selected at the sole discretion of the Company. To receive an bonus payment ("Award") under this Plan, a participant: (a) must have been in an eligible position for at least three (3) consecutive months prior to the end of the Plan year and must remain continuously employed through the end of the Plan year and until Awards are paid; (b) must be performing at a minimum level of a "Partially Meets Standard" (a rating of "4" in the current system) or higher at the time Awards are paid; and (c) must be of active status and in good standing on the date the Award is paid.

Corporate and Individual Performance

Prior to the beginning of the Plan year, the President and CEO will present to the board a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives, which will be approved by the participants' direct managers.

The Plan is intended to provide incentive for the achievement of approved annual corporate and individual objectives. If an individual's objectives are modified during the plan year, he/she must obtain written agreement from his/her management.

For all Plan participants, except the President and CEO, a portion of their incentive compensation will be based on corporate goal achievement and a portion will be based on individual achievement. The relative weight between Corporate and individual performance factors will vary based on levels within the organization. The weighting will be reviewed annually and be adjusted, as necessary or appropriate. The weighting for 2008 will be as follows:

	Corporate	Individual/Departmental
President and CEO	100%	0%
Executive Vice Presidents, Sr. Vice Presidents, Vice Presidents	75%	25%
Sr. Directors, Directors, Associate Directors	50%	50%
Sr. Managers	25%	75%

Target Award Multiplier

Bonus Award target dollar amounts for each associate will be determined by applying a target award multiplier to the base salary of Plan participants. The following target award multipliers will be used in implementing the Plan:

Position	Target Award Multiplier (% of base salary)
President and CEO	50%
Senior Vice Presidents; Executive Vice Presidents	40%
Vice Presidents	30%
Sr. Directors	25%
Directors	20%
Associate Directors	15%
Sr. Managers	10%

The target award multiplier will be used to establish the target incentive award at the beginning of each year.

If an employee moves from one bonus tier to another during the calendar year, the bonus Award will be prorated according to the time in each position during the evaluation period. Proration for partial months will be calculated using the number of days in position for the partial month.

Payment of the Award

The Board will approve the level of funding for the Plan, based on its assessment of the overall achievement of Corporate objectives for 2008. A corporate award multiplier will be assigned, based on the Board's assessment of company performance.

The Individual performance award multiplier is determined by the participant's management, and is tied to the individual's performance rating for the plan year.

Payment of Awards is generally made in the first quarter of the year following the plan year.

Minimum and Maximum Payments

Generally, in order for any payment (Corporate or Individual) to be made to plan participants, the Corporate funding must meet a minimum of 75%. In cases where the Corporate funding has not met the minimum threshold, the President and CEO will have, in his/her discretion, the ability to make a discretionary award to an individual where recognition of exemplary performance is warranted.

The maximum multiplier for Corporate payout is 150%.

The maximum multiplier for Individual payout is 150%.

Award Calculations

The actual award for an employee will be calculated by allocating the target incentive award between the Corporate and Individual goals, and then applying the Corporate ward multiplier to the Corporate amount, and the Individual performance award multiplier to the Individual amount.

Bonus Award calculations will be based on the participant's base salary as of December 31, 2008. If the 2009 annual merit increases are applied prior to January 1, 2009, then the base salary shall be defined as salary prior to the 2009 merit increase.

Participants who have been in an eligible position for less than a year, but who hold an eligible position for at least three months prior to the end of the Plan year and remain continuously employed through the end of the Plan year, will receive a pro-rata bonus based on the portion of the Plan year they hold an eligible position. Proration will be calculated on a daily basis.

Bonus award payments will also be prorated for any time during the year an employee is not classified as an active employee. Proration for partial months will be calculated using the number of days as an active employee for the partial months.

Form of Incentive Award Payments

Bonus award payments will be made in cash, and are subject to applicable withholdings and taxes.

Termination

A Plan participant whose employment terminates voluntarily prior to the payment of the Awards will not be eligible to receive an Award. If a participant's employment is terminated involuntarily during the calendar year, or prior to payment of Awards, it will be at the absolute discretion of the Company and/or Board whether or not any Award payment is made.

Company's Absolute Right to Alter or Abolish the Plan

The Company reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which awards will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any payment until actual delivery of such compensation.

Employment Duration/Employment Relationship

This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the payment of any award or the duration of any participant's employment with the Company. The employment relationship of each participant is "at will" and may be terminated at any time by the Company or by the participant, with or without cause.

CONFIDENTIAL

DATE:
TO:	Human Resources
FROM:

Prometheus Laboratories
2008 Management Bonus Plan

This is to acknowledge that I have received a copy of the 2008 Management Bonus Plan.

Name:	(print)	Date:
(signature)

Please return signed copy to Human Resources Department.

QuickLinks

Prometheus Laboratories Inc. 2008 Management Bonus Plan